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                                                                    Exhibit 23.6



                        Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8) of World Access, Inc. pertaining to the Options Issued in Connection with Telco Systems, Inc.'s Acquisition of Synaptx Corporation, Telco Systems, Inc. 1980 Stock Option Plan, Telco Systems, Inc. 1988 Non-Statutory Stock Option Plan and Telco Systems, Inc. 1990 Stock Option Plan, of our report dated November 4, 1998, with respect to the consolidated financial statements and schedule of Telco Systems, Inc. included in the Registration Statement (Form S-4 No. 333-67025) and related Joint Proxy Statement/Prospectus filed by World Access, Inc. with the Securities and Exchange Commission.



                                          /s/ Ernst & Young LLP


Boston, Massachusetts
November 25, 1998